For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

                     FIRST KEYSTONE ANNOUNCES
           THIRD QUARTER EARNINGS AND 5% STOCK DIVIDEND


Berwick, Pennsylvania -- OCTOBER 31, 2006 - First Keystone Corporation (OTC BB: FKYS), parent company of The First National Bank of Berwick, reported net income of $1,503,000 for the quarter ending September 30, 2006, as compared to $1,804,000 for the third quarter of 2005, and $1,459,000 for the second quarter of 2006. For the nine months ending September 30, 2006, net income was $4,528,000 as compared to $5,256,000 for the first nine months of 2005.

Earnings per share amounted to $1.04 for the nine months ending September 30, 2006, a decrease of 13.3% from the $1.20 reported in the first nine months of 2005. Cash dividends per share amounted to $.66 for the nine months ending September 30, 2006, an increase of 10.0% from the $.60 paid in the first nine months of 2005. Annualized return on assets and return on equity were 1.16% and 11.54%, respectively, for the first nine months ending September 30, 2006. The reduction in earnings was a result of lower net interest income due to a flatten yield curve and compression in the net interest margin. The reduced net interest income was partially offset by tighter expense control, a lower loan loss provision, and higher non interest revenue.

The Board of Directors of First Keystone Corporation approved a
5% stock dividend payable on December 5, 2006 to shareholders of record on November 14, 2006.

The First National Bank of Berwick, an independently owned community bank since 1864, presently operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher,
      800-223-4207; Legg Mason Wood Walker, Inc., 800-888-6673; Janney
Montgomery Scott, Inc., 800-526-6397; Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928; Ryan, Beck and
Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.



                               -5-